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                                                                   EXHIBIT 99.9

            [LETTERHEAD OF ACADIANA BANCSHARES, INC. APPEARS HERE]

                               January 10, 2003

To: Participants in the 401(k) Profit Sharing Plan

   As described in the attached materials, your proxy as a stockholder of Acadiana Bancshares, Inc. (the "Company") is being solicited in connection with the proposals to be considered at the Company's upcoming Special Meeting of Stockholders. We hope you will take advantage of the opportunity to direct the manner in which shares of common stock of the Company allocated to your account under the 401(k) Profit Sharing Plan (the "401(k) Plan") will be voted.

   Enclosed with this letter is the Proxy Statement/Prospectus, which describes the matters to be voted upon, a voting instruction ballot, which will permit you to vote the shares allocated to your account, and a return envelope. After you have reviewed the Proxy Statement/Prospectus, we urge you to vote your shares held pursuant to the 401(k) Plan by marking, dating, signing and returning the enclosed voting instruction ballot to the plan administrators in the accompanying envelope.

   We urge each of you to vote, as a means of participating in the governance of the affairs of the Company. If your voting instructions for the 401(k) Plan are not received, the shares allocated to your account pursuant to this plan will not be voted. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

   Please note that the enclosed material relates only to those shares which have been allocated to your account under the 401(k) Plan. You should receive other voting material for those shares owned by you individually and not under the 401(k) Plan.

                                          Sincerely,

                                          --------------------------------------
                                          Jerry Reaux
                                          Chairman of the Board,
                                          President and Chief Executive Officer